UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 22, 2017
PACIFIC PREMIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
DELAWARE	0-22193	33-0743196
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
17901 Von Karman Avenue, Suite 1200, Irvine, CA		92614
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(949) 864-8000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01    OTHER EVENTS

On May 22, 2017, Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the parent company of Pacific Premier Bank, announced that Simone Lagomarsino, a director of the Company and Pacific Premier Bank, resigned from her position as Chair and a member of the Audit Committee of the Company’s Board of Directors (the “Board”), and as a member of the Board’s Nominating and Corporate Governance Committee.  Ms. Lagomarsino’s resignation from these committees, which is effective immediately, is in response to the reported recommendations by Glass, Lewis & Co. and Institutional Shareholder Services Inc. that the Company’s stockholders withhold their vote for Ms. Lagomarsino as a director nominee at the Company’s upcoming Annual Meeting of Stockholders on May 31, 2017 because of her service on these Board committees.  Although the Board has determined that Ms. Lagomarsino qualifies as “independent” for purposes of serving on the Board, the Audit Committee and the Nominating and Corporate Governance Committee pursuant to applicable Nasdaq Stock Market rules and the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, and that Ms. Lagomarsino’s experience and background render her highly-qualified to serve as Chair and a member of the Audit Committee and as a member of the Board’s Nominating and Corporate Governance Committee, the Board accepted Ms. Lagomarsino’s resignation from these Board committees.

Despite her resignation from the Board’s Audit and Nominating and Corporate Governance Committees, Ms. Lagomarsino will continue to serve as a member of the Company’s Board, as well as the Board of Directors of Pacific Premier Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC PREMIER BANCORP, INC.

Dated:	May 22, 2017	By:	/s/ STEVEN R. GARDNER
Steven R. Gardner
Chairman, President, and Chief Executive Officer